Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2013 Financial Results

-Total 2013 Revenues of $269.3 Million, Including $144.7 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Product Sales-

-Data Anticipated in 2014 from ADCETRIS Phase 3 AETHERA Trial and SGN-CD19A and SGN-CD33A Pipeline Programs-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — February 11, 2014 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2013. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development activities, progress with its antibody-drug conjugate (ADC) pipeline, collaborator updates and upcoming milestones.

“Our 2013 financial results highlight our progress with ADCETRIS, which now has approvals or marketing authorizations in 39 countries and generated total 2013 global net sales of more than $250 million, reflecting growth in the United States and Canada as well as product launches by Takeda in the rest of the world. We also reported strong collaboration revenues in 2013, including multiple upfront and milestone payments generated under our ADC collaborations,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “We remain well positioned to continue investing in the broad clinical development of ADCETRIS in earlier lines of lymphoma therapy and other CD30-positive malignancies, as well as advancement of our five clinical-stage pipeline programs for cancer. We anticipate several important milestones during 2014, notably data from our ADCETRIS phase 3 AETHERA clinical trial as well as clinical data from two of our lead proprietary ADCs, SGN-CD19A and SGN-CD33A.”

Recent ADCETRIS Highlights

•	Announced that Seattle Genetics and its collaborator Takeda Pharmaceutical Company Limited (Takeda) have aligned with the U.S. Food and Drug Administration (FDA) and European Union regulatory agencies on a protocol amendment to unblind the phase 3 AETHERA clinical trial in the second half of 2014.

•	Negotiated an agreement with the Pan-Canadian Pricing Alliance (PCPA) recommending provincial funding of ADCETRIS as a treatment for patients with relapsed/refractory Hodgkin lymphoma (HL) and relapsed/refractory systemic anaplastic large cell lymphoma (sALCL). The PCPA includes key provinces/territories with the exception of Quebec, where discussions are ongoing.

•	Received orphan drug designation from the FDA for diffuse large B-cell lymphoma (DLBCL).

•	Reported on data from multiple clinical trials of ADCETRIS, including its evaluation in frontline HL, frontline mature T-cell lymphoma (MTCL), relapsed cutaneous T-cell lymphoma (CTCL) and relapsed DLBCL at the 2013 American Society of Hematology (ASH) annual meeting.

•	Achieved a $5 million milestone payment from Takeda triggered by Takeda surpassing ADCETRIS annual net sales of $100 million in its territories. The milestone will be recognized as royalty revenue in the first quarter of 2014.

•	Takeda received marketing authorizations for ADCETRIS in Japan, Australia and Singapore through its local affiliates. Seattle Genetics will receive milestone payments totaling $9 million upon final pricing agreement in Japan.

•	ADCETRIS was added to the National Comprehensive Cancer Network (NCCN) guidelines for the treatment of relapsed CD30-positive peripheral T-cell lymphoma (PTCL).

ADCETRIS is currently not approved for use in any frontline setting, or for the treatment of relapsed CTCL, DLBCL or PTCL other than sALCL.

ADC Pipeline and Collaborator Updates

•	Reported interim phase 1 data from an ongoing trial of SGN-CD19A in acute lymphoblastic leukemia (ALL) at the ASH annual meeting.

•	Initiated a phase 1 trial of SGN-LIV1A, an ADC for patients with LIV-1-positive metastatic breast cancer.

•	Expanded an ADC collaboration with AbbVie, generating an upfront payment of $25 million. In addition, Seattle Genetics could receive up to approximately $255 million in potential license fees and milestone payments per target upon achieving predetermined development and commercial objectives, as well as mid-to-high single-digit royalties on worldwide net sales of any resulting products.

•	Received milestone payments under an ADC collaboration with Genentech, a member of the Roche Group, triggered by preclinical progress with ADCs utilizing Seattle Genetics’ technology.

Other Recent Highlights

•	Named John A. Orwin to the Board of Directors. Mr. Orwin is a biotechnology and pharmaceutical industry veteran with nearly 25 years of experience, including senior leadership positions in many commercial oncology organizations. He currently serves as Chief Executive Officer of Relypsa, a clinical-stage pharmaceutical company.

•	Promoted Chris Boerner to Executive Vice President, Commercial; Charles Romp to Senior Vice President, Sales; Kirk Schumacher to Senior Vice President, Legal Affairs and Compliance and General Counsel; and Mark Sandbaken to Vice President, Intellectual Property.

•	Named David Fontana, Ph.D., as Vice President, Portfolio and Program Management and ADCETRIS Program Director.

Upcoming 2014 Milestones

•	Report ADCETRIS phase 3 AETHERA clinical trial data in the second half of 2014.

•	Present data from a phase 1/2 clinical trial of ADCETRIS in combination with bendamustine in second-line HL on February 26, 2014 at the 2014 Bone Marrow Transplant (BMT) Tandem Meetings being held in Dallas, TX.

•	Present additional clinical data from ADCETRIS, including phase 2 clinical trials in DLBCL and in frontline HL patients age 60 and above.

•	Present data from phase 1 trials of SGN-CD19A in non-Hodgkin lymphoma and ALL.

•	Present data from a phase 1 trial of SGN-CD33A in acute myeloid leukemia (AML).

•	Initiate a phase 1 trial of SGN-CD70A in CD70-positive malignancies in the second half of 2014.

Fourth Quarter and Year 2013 Financial Results

Total revenues in the fourth quarter of 2013 were $67.4 million, compared to $63.9 million in the fourth quarter of 2012. Revenues for the year ended December 31, 2013 were $269.3 million, compared to $210.8 million for the year ended December 31, 2012. Revenues in 2013 included ADCETRIS net product sales of $38.5 million in the fourth quarter and $144.7 million for the year. Revenues in 2013 also included ADCETRIS royalty revenues of $6.6 million for the fourth quarter and $17.8 million for the year from international sales of ADCETRIS by Takeda. In addition, revenues reflect amounts earned under the company’s ADCETRIS and ADC collaborations totaling $22.3 million in the fourth quarter of 2013 and $106.8 million for the year in 2013. Collaboration revenues increased in 2013 driven by the company’s ADCETRIS collaboration with Takeda as well as its ADC collaborations, including a new agreement with Bayer and an expanded agreement with AbbVie.

Total costs and expenses for the fourth quarter of 2013 were $83.1 million, compared to $74.6 million for the fourth quarter of 2012. For the year 2013, total costs and expenses were $332.1 million, compared to $268.1 million for the year 2012. The planned increases in 2013 costs and expenses were primarily driven by ADCETRIS-related expenses, including clinical trials to explore potential additional uses of ADCETRIS and drug supply to Takeda under the collaboration. Research and development expenses also include increased investment in the company’s ADC pipeline programs.

Under the ADCETRIS collaboration with Takeda, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Takeda and Seattle Genetics on a 50:50 basis. Net reimbursement funding received from, or paid to, Takeda is recognized as a component of collaboration revenue and recognized over the development period of the collaboration along with other development payments received, including the upfront payment and development milestone payments.

Non-cash, share-based compensation cost for the year in 2013 was $31.4 million, compared to $25.3 million for the year in 2012.

Net loss for the fourth quarter of 2013 was $15.7 million, or $0.13 per share, compared to a net loss of $10.6 million, or $0.09 per share, for the fourth quarter of 2012. For the year ended December 31, 2013, net loss was $62.5 million, or $0.51 per share, compared to a net loss of $53.8 million, or $0.46 per share, for the year ended December 31, 2012.

As of December 31, 2013, Seattle Genetics had $374.3 million in cash, cash equivalents and investments, compared to $364.3 million as of December 31, 2012.

2014 Financial Outlook

Seattle Genetics anticipates that 2014 revenues from ADCETRIS net product sales will be in the range of $155 million to $165 million and that 2014 revenues from collaboration and license agreements will be in the range of $55 million to $65 million. Collaboration revenues in 2013 included approximately $40 million related to new ADC collaborations and the impact of ADCETRIS drug supplied to Takeda. Similar items are not included in the company’s guidance for 2014. Collaboration revenues will be generated from fees, milestones and reimbursements earned through the company’s ADCETRIS and ADC collaborations.

Research and development expenses are expected to be in the range of $245 million to $265 million. Selling, general and administration expenses are expected to be in the range of $100 million to $110 million. Operating expenses will be directed primarily towards commercialization and clinical trials of ADCETRIS, and development and clinical activities for SGN-CD19A, SGN-CD33A, SGN-LIV1A,

ASG-22ME, ASG-15ME and SGN-CD70A. Cost of sales is expected to be in the range of 10 percent to 12 percent of ADCETRIS net product sales for the year in 2014. Non-cash costs are expected to be approximately $50 million in 2014, primarily attributable to share-based compensation.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 800-762-8779 (domestic) or 480-629-9645 (international). The access code is 4661963. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4661963. The telephone replay will be available until 4:00 p.m. PT on Thursday, February 13, 2014.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin) is an ADC that, in collaboration with Takeda Pharmaceutical Company Limited, has been approved for two indications in more than 35 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials. Seattle Genetics is also advancing a robust pipeline of clinical-stage ADC programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, ASG-22ME and ASG-15ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenue and expenses for the year 2014. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that sales of ADCETRIS may not be as expected or expenses may exceed current projections. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2013	2012
Assets
Cash, cash equivalents and short term investments	$374,267	$364,258
Other assets	109,631	107,164

Total assets	$483,898	$471,422

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$59,348	$56,130
Deferred revenue and long-term liabilities	194,365	189,144
Stockholders’ equity	230,185	226,148

Total liabilities and stockholders’ equity	$483,898	$471,422

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Net product sales	$38,524	$35,355	$144,665	$138,200
Collaboration and license agreement revenues	22,256	26,428	106,781	67,547
Royalty Revenues	6,629	2,129	17,818	5,065

Total revenues	67,409	63,912	269,264	210,812

Costs and expenses
Cost of sales	3,751	2,738	13,759	11,546
Cost of royalty revenues	3,086	808	7,385	1,923
Research and development	50,772	47,663	218,627	170,297
Selling, general and administrative	25,481	23,411	92,354	84,300

Total costs and expenses	83,090	74,620	332,125	268,066

Loss from operations	(15,681)	(10,708)	(62,861)	(57,254)
Investment and other income, net	10	112	341	3,472

Net loss	$(15,671)	$(10,596)	$(62,520)	$(53,782)

Basic and diluted net loss per share	$(0.13)	$(0.09)	$(0.51)	$(0.46)

Weighted-average shares used in computing basic and diluted net loss per share	122,512	119,310	121,575	117,851